Exhibit 10.1

[The Coca-Cola Company Letterhead]

Sam Nunn and Maria Elena Lagomasino

April 27, 2017

Mr. Muhtar Kent

The Coca-Cola Company

Dear Muhtar,

On behalf of the entire Board of Directors, we wish to thank you for your outstanding service as our Company’s Chief Executive Officer.  You have been a true visionary who set the stage for the tremendous opportunity that lies ahead.  We are fortunate that the Board and management will continue to benefit from your deep knowledge of the business and your strong relationships with bottling partners worldwide.

Effective May 1, 2017, when you continue as Chairman of the Board, you will remain an employee of The Coca-Cola Company and continue to work full-time.  Your base salary will be $1,000,000. For a transition period, not to exceed one year, your annual incentive target will remain the same. Future long-term incentive awards, if any, will be solely at the discretion of the Compensation Committee of the Board of Directors and would reflect your duties at that time. You will remain eligible for benefits and programs on the same terms as are in place today during the transition period. You are expected to continue to meet your current share ownership guideline of eight times your base pay.

The Compensation Committee and the Board of Directors at a later date will re-evaluate pay and any eligible benefit and program arrangements to be effective after this transition period.

This transition comes at an important time for the Company as we are overseeing the Company’s strategy to refocus on our core business model of building strong global brands, enhancing sustainable customer value and leading a strong, dedicated franchise system.  Muhtar, we are delighted that you will remain our Chairman, thank you for all of your many contributions, and look forward to future success for our Company.

Sincerely,

/s/ Sam Nunn	/s/ Maria Elena Lagomasino
Sam Nunn	Maria Elena Lagomasino
Lead Independent Director	Chairman of the Compensation Committee